FOR IMMEDIATE RELEASE

     Saratoga Bancorp, parent company for Saratoga National Bank, announced a $0.05 per share cash dividend effective for shareholders of record as of September 11, 1995. The dividend will be paid on September 29, 1995.

     The consolidated companies reported net income of $395,000, or $0.38 per share for the six months ended June 30, 1995.

     Saratoga National Bank operates offices in Saratoga, Los Gatos and San
Jose.


    August 21, 1995